GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS

FOR THE QUARTER ENDED AUGUST 31, 2018

GREYSTONE LOGISTICS, INC.

Tulsa, OK—10/22/18—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record quarterly sales for the first quarter of fiscal year 2019.

Sales for the three months ended August 31, 2018 were $18,206,110 compared to $10,287,075 for the three months ended August 31, 2017 for an increase of $7,919,035, a 77% increase. Greystone’s sales to major customers in the quarter ended August 31, 2018 were 84% of sales compared to 73% in the same period last year. Greystone’s net income was $764,908 in the three months ended August 31, 2018 compared to $530,282 in the same period last year. Greystone recorded net income available to common stockholders for the current quarter of $601,388, or $.02 per share, compared to $374,708, or $0.01 per share, in the same period last year. EBITDA for current quarter of fiscal year 2019 was $2,562,139 compared to $1,824,727.

“The continuation of record-breaking sales in the first quarter of our fiscal year 2019 was expected based on the burgeoning development of our customer base”, stated CEO Warren Kruger. Kruger continued, “The number of customers with over 15% sales volume increased from two to three over the prior period. Our margins have not developed consistently with the increase in sales as front loading of costs continue to remain high. These costs include equipment, facilities, infrastructure, training, and maintenance costs. Our dedicated employees work daily to flatten out these costs, maximize production and implement cost saving initiatives.”

“In this quest for efficiency, we have ordered automation on two production lines that will begin to roll out in the third quarter which we believe will have a significant positive impact for our employees and on earnings in the long term. We anticipate rolling this automation across all equipment lines in the future. Additionally, equipment is on order to increase Greystone’s capacity to refine recycled plastic and thus reduce total resin average price per pound. Based on the large volume of recycled plastic resin utilized by Greystone, penny reductions in the cost of raw materials should provide significant positive improvements in earnings. Our 48x45 automotive pallet mold has been shipped and this product will be available for sale in December. We have just completed installation of a new production machine that will start producing revenue in November, 2018 with an additional large tonnage machine scheduled for January.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2018.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Three Months Ended August 31, 2018 and 2017

	2018	2017
Net Income	$764,908	$530,282
Income Taxes	331,600	220 800
Depreciation and Amortization	1,053,003	748,968
Interest Expense	412,628	324,677
EBITDA (A)	$2,562,139	$1,824,727

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com